UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2010 (November 30, 2010)

HEALTHSPRING, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32739	20-1821898
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9009 Carothers Parkway Suite 501 Franklin, Tennessee	37067
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 291-7000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 30, 2010, HealthSpring, Inc., a Delaware corporation (“HealthSpring”), and BHI Acquisition Corporation, a Delaware corporation and indirect wholly-owned subsidiary of HealthSpring (“Merger Sub”), entered into an Amended and Restated Agreement and Plan of Merger (the “Amended Merger Agreement”) with Bravo Health, Inc., a Delaware corporation (“Bravo”), and Shareholder Representative Services, LLC, as the representative of the stockholders of Bravo. The amendments, among other matters, (i) require HealthSpring to pay bonuses accrued as of the closing to Bravo employees on or before February 15, 2011; (ii) require HealthSpring to maintain certain insurance policies covering Bravo and its agents for acts or omissions prior to the consummation of the merger; and (iii) clarify certain terms of the Agreement and Plan of Merger executed on August 26, 2010.

The foregoing summary of the Amended Merger Agreement is subject to, and qualified in its entirety by, the full text of the Amended Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On November 30, 2010, HealthSpring completed its previously announced acquisition of Bravo. Under the terms of the Amended Merger Agreement, HealthSpring acquired Bravo for approximately $545.0 million in cash, subject to a post-closing positive or negative adjustment based on a calculation relating to, among other things, the statutory net worth of Bravo’s regulated subsidiaries as of the closing (the “Closing Adjustment”). Any positive Closing Adjustment, which will be paid by HealthSpring, cannot exceed $10.0 million. At closing, a $55.0 million escrow was established from the merger consideration to fund Bravo’s stakeholders’ post-closing indemnification obligations, if any, $23.0 million of which will be held in escrow for three years following closing with respect to certain specified claims.

HealthSpring’s acquisition of Bravo was funded by the use of cash on hand and borrowings under an amended revolving credit facility and new term loan facilities that were established simultaneously with the closing of the transaction pursuant to an amended and restated credit agreement, the material terms of which were described in HealthSpring’s Current Report on Form 8-K that was filed with the Securities and Exchange Commission (“SEC”) on October 28, 2010.

HealthSpring will file with the SEC the financial statements and pro forma financial information required to be filed as a result of the acquisition of Bravo pursuant to Rule 3-05 of Regulation S-X and Article II of Regulation S-X under the Securities Act of 1933, as amended, within 71 days of the date on which this Current Report on Form 8-K was required to be filed with the SEC.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 30, 2010, the Board of Directors (the “Board”) of HealthSpring increased the size of the Board from eight to nine members and elected Jeffrey M. Folick, the former chairman and chief executive officer of Bravo, to fill the vacancy as a Class II director. Mr. Folick’s initial term is scheduled to expire at HealthSpring’s 2013 annual meeting of stockholders. Mr. Folick was not appointed to any of the standing Board committees.

Upon his initial election to the Board and in accordance with HealthSpring’s non-employee director compensation policy, Mr. Folick was awarded 5,070 shares of restricted common stock. The shares were awarded pursuant to the HealthSpring Amended and Restated 2006 Equity Incentive Plan and are subject to an individual award agreement, the form of which was previously filed with the SEC. In accordance with HealthSpring’s non-employee director compensation policy, Mr. Folick will also receive a $50,000 annual cash retainer for his service on the Board (prorated for his partial year of service). In accordance with the non-employee director compensation policy, following subsequent annual meetings of stockholders, assuming Mr. Folick is reelected to, or continues to serve on, the Board, he will receive a number of restricted shares equal to $105,000 in 2011 (increasing by 5% per year) divided by the average trading price for the 10 trading days preceding the date of the annual meeting.

Pursuant to the terms of the Amended Merger Agreement and his existing agreements with Bravo, Mr. Folick may receive up to approximately $31.7 million in cash as a result of the Bravo transaction, depending on the outcome of certain post-closing adjustments, including $17.8 million as payment for his former Bravo equity ownership, a $12.1 million Bravo contractual transaction bonus, and $1.8 million in contractual severance and annual bonus payments. Of this amount, approximately $5.2 million is being held in escrow to fund Bravo’s stakeholders’ post-closing indemnification obligations, if any.

Item 8.01. Other Events.

On November 30, 2010, HealthSpring issued a press release announcing the completion of its acquisition of Bravo and the election of Mr. Folick as a director. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 2.1	Amended and Restated Agreement and Plan of Merger, dated as of November 30, 2010, by and among HealthSpring, Inc., BHI Acquisition Corporation, Bravo Health, Inc., and Shareholder Representative Services, LLC*
Exhibit 99.1	Press Release issued by HealthSpring, Inc. dated November 30, 2010

*	Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. HealthSpring agrees to furnish a supplemental copy of any omitted schedule to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHSPRING, INC.

By: /s/ J. Gentry Barden
J. Gentry Barden
Senior Vice President

Date: December 2, 2010

EXHIBIT INDEX

No.	Exhibit

Exhibit 2.1	Amended and Restated Agreement and Plan of Merger, dated as of November 30, 2010, by and among HealthSpring, Inc., BHI Acquisition Corporation, Bravo Health, Inc., and Shareholder Representative Services, LLC*
Exhibit 99.1	Press Release issued by HealthSpring, Inc. dated November 30, 2010

*	Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. HealthSpring agrees to furnish a supplemental copy of any omitted schedule to the SEC upon request.